EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sunrise Telecom Incorporated:

We consent to incorporation by reference in the registration statements (File Nos. 333-125128, 333-61596, 333-43270, 333-96689, 333-107471 and 333-115722) on Form S-8 of Sunrise Telecom Incorporated of our report dated April 8, 2008 with respect to the consolidated balance sheets of Sunrise Telecom Incorporated and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2006, which report appears in the December 31, 2006 annual report on Form 10-K of Sunrise Telecom Incorporated.

Our report dated April 8, 2008 refers to an accounting change as a result of the adoption of SFAS No. 123(R), Share-Based Payment, applying the modified prospective method at the beginning of fiscal year 2006.

/s/    KPMG LLP

Mountain View, California

April 8, 2008